Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Experts" and to the use of our report dated September 17, 2020, with respect to the combined financial statements of Grosvenor Capital Management Holdings, LLLP and GCM, L.L.C., and our report dated August 2, 2020 with respect to the balance sheet of GCM Grosvenor Inc. included in the Registration Statement (Form S-1) of GCM Grosvenor Inc. for the registration of shares of its Class A common stock and warrants to purchase its Class A common stock.

/s/ Ernst & Young LLP

Chicago, Illinois

December 3, 2020